Exhibit 99.3

NEWS RELEASE

CONTACT:
Edward B. Kornfeld
Chief Executive Officer
Chief Financial Officer
(516) 364-9300

FOR IMMEDIATE RELEASE

PORTA SYSTEMS CORP. ANNOUNCES THE APPROVAL OF A ONE-FOR-11.11 REVERSE SPLIT OF ITS COMMON SHARES

Syosset, NY - August 4, 2008 - Porta Systems Corp. (OTC.BB:PYTM) at its annual stockholder’s meeting held on July 31, 2008 announced that a substantial majority of its common stockholders voted in favor of a one-for-11.11 reverse split of outstanding shares of its common stock (the "Reverse Split").

The approval of the Reverse Split was a necessary condition for the implementation of our debt restructuring plan. As a result of our debt restructuring plan, our debt will be very significantly reduced by approximately $25,000,000. This, in turn, has a positive impact on our working capital that transforms a negative of approximately $35,000,000 of working capital into a positive working capital of approximately $1,500,000. In addition, the approximately $15,000,000 of remaining debt after the restructuring has repayment terms that are reflective of our current businesses’ ability to service such debt. Almost all of the debt will be reclassified as long-term debt.

As part of the restructuring, after giving effect to the Reverse Split, the Company issued or reserved 8,546,429 shares of the Company's common stock to creditors as partial consideration for their very substantial debt reduction. In addition, in order to incentivize management, key members of the management team have received an aggregate of 603,277 shares of the Company's common stock. The Company notes that no stock options have be granted to employees for many years.

Edward B. Kornfeld, CEO and CFO said: “We believe that the restructuring is a major step forward and a new foundation for Porta Systems. This will help us competitively as our prior financial weakness has been used by our competitors to reduce our market share. A great deal of work remains ahead of us and the Company confidently looks forward to the challenges ahead.”

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

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6851 Jericho Turnpike • Syosset • New York 11791 • Tel. (516) 364-9300 • Fax (516) 682-4655

Porta Systems Corp. Press Release	Page 2
August 4, 2008

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2007 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2007 and the Form 10-Q for the quarter ended March 31, 2008. In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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6851 Jericho Turnpike • Syosset • New York 11791 • Tel. (516) 364-9300 • Fax (516) 682-4655